Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2010 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 13 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the third quarter and nine months ended June 30, 2010.

For the quarter ended June 30, 2010, the Company recorded a net loss of $151,479 or 12 cents per share, compared with  a net loss of $234,861 or 19 cents per share, in the same period a year ago. Sales in the third quarter were $1,390,355, down 9% from $1,521,033 a year ago. The loss reduction was due primarily to the continuation of cost cutting measures implemented in fiscal 2009.

In the first nine months, the Company reported a net loss of $422,312 or 34 cents per share, compared with a net loss of $3,625,467 or $2.90 per share, in the same period a year ago. Sales were $4,421,132, up 10%, compared to $4,015,152 a year ago. The current year benefited primarily from the continuation of cost cutting measures implemented in fiscal 2009. The prior year nine month results benefited from the cost cutting measures implemented in January and May 2009 offset by a valuation allowance of $1,845,200 recorded against the deferred tax assets.

Robert L. Bauman, President and CEO, said "The third quarter and first nine months operating results are a significant improvement over the past couple years even though our markets are still depressed. Because of the cost cutting measures we implemented in fiscal 2009 we have been able to survive.” He further stated, “Our markets seem to have stabilized and we have recently introduced several exciting new products that we expect to contribute to revenues in the late fourth quarter and next fiscal year.”

Backlog at June 30, 2010 was $256,000, a decrease of 82% from the backlog of $1,450,000 a year earlier. The decrease was due primarily to decreased orders in automotive diagnostic products of $1,151,000, specifically, $1,131,000 for emissions products and $20,000 for non-emission aftermarket products. In addition, indicators and gauges decreased by approximately $43,000. The prior year backlog included an order for an emissions program in the State of New Jersey of approximately $1,100,000 with no similar order during the current year. The Company estimates that approximately 70% of the current backlog will be shipped in the last quarter of fiscal 2010.

The Company's financial position remains strong, with current assets of $3,831,080 that are 6.9 times current liabilities, and no long-term debt. Working capital at June 30, 2010 totaled $3,273,882 and shareholder's equity was $3,803,893 or $3.05 per share.

Hickok provides products and services primarily for automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2010, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2010	2009	2010	2009
Net sales	$1,390,355	$1,521,033	$4,421,132	$4,015,152
Income (loss) before Income tax	(151,479)	(234,861)	(422,312)	(1,780,267)
Income (recovery of) taxes	-0-	-0-	-0-	1,845,200
Net income (loss)	(151,479)	(234,861)	(422,312)	(3,625,467)

Basic income (loss) per share	(.12)	(.19)	(.34)	(2.90)
Diluted income (loss) per share	(.12)	(.19)	(.34)	(2.90)

Weighted average shares outstanding	1,248,095	1,248,095	1,248,095	1,248,095